EXHIBIT 10.1

EarthSearch Communications International, Inc.

MASTER DISTRIBUTOR LICENSING AGREEMENT FOR

JSC KOMTELECOM-T

This Agreement dated 25th May, 2012, by and between EarthSearch Communications, Inc., located at 810 Franklin Court, Suite H, Marietta, Georgia, USA 30067 (hereinafter "EarthSearch") and: JSC KomteleCom-T, located at 107045, r. MOCKBa, CpeTeHcknn, TYNNK R.2, POCC1414 (Phone: 7495 916-58-91), (Hereinafter referred to as "Master Distributor" whether signing as an individual or a company)

WHEREAS, EarthSearch is engaged in the business of selling the various EarthSearch Communications wireless, RFID and GPS devices and/or accessories and providing a subscription-based service in respect thereof (together with GATIS "Global Asset Tracking ad Identifications System"; the "System"), and desires to form a mutually profitable relationship with Master Distributor to obtain new customers to purchase the System;

WHEREAS, Master Distributor is in the business of providing asset monitoring and security service and desires to sell the System; and

WHEREAS, the parties, desire to set forth herein the terms and conditions under which the Master Distributor will promote the products of EarthSearch Communications

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Master Distributor and Master Distributor's Responsibilities

(A)	EarthSearch hereby appoints Master Distributor the right to sell the EarthSearch Systems, products and services to a Distributor network and end user clients.

(B)	Master Distributor (or an employee of Master Distributor) shall be responsible for the installation of the System to end user customer, the Master Distributor shall be responsible for development of proper installation training procedures for all other distributors that it shall license to resell the EarthSearch products. If Master Distributor does not directly perform the installation of the System and retains a third party to do so, the Master Distributor will be responsible for ensuring that the third party so chosen has been trained by Master Distributor or The installer must have received full installation guidelines, procedures and policies from Master Distributor or EarthSearch Communications. Master Distributor shall have full and complete responsibility and liability for all claims arising out of defective installation of devices or the lack of compliance with EarthSearch Product Installation Manual.

(C)	Master Distributor agrees to return all defective devices and/or accessories for repair, maintenance; or replacement whichever is needed. Master Distributor agrees not to allow installer, its distributors or end user clients to tamper with the inner workings of the device at any time. Tampering with the device will avoid ANY warranties from EarthSearch Communications and will result in charge back to the Master Distributor at rate established for Master Distributor purchase price of the device.

(D)	Exclusive Territory: Russian Federation

EarthSearch hereby grant sole and exclusive rights, sell, distribute, sub-license all of its GPS, RFID, Warehouse and all other logistics services and product developed and offered by the company in the exclusive territory described herein to Master Distributor. EarthSearch shall make best effort at all times to assist and support Master Distributor in expanding, developing, and introducing its products and services throughout the exclusive territory and by referring business, sales or distribution opportunity to Master Distributor when it is aware of any such opportunities.

© 2010 EarthSearch Communications International, Inc., an ECDC Company

** CONFIDENTIAL AND PROPRIETARY **

Non-exclusive territories:

1. Armenia

2. Azerbaijan

3. Belarus

4. Kazakhstan

5. Kyrgyzstan

6. Moldova

7. Tajikistan

8. Turkmenistan

9. Ukraine

10. Uzbekistan.

System and Devices

—	Master Distributor shall have perpetual rights to all resell and market Hardware and Equipments developed by Company including any new products not related to current product offering: LogiBoxx, TrailerSeal, RFSea1, RFID Fixed Readers, RFID Handheld Readers, MobileManager, TID (Trailer Identification Devices) Halo, and RFID Temperature Sensors

—	Master Distributor shall have access rights to the following software including all updates improvement or ancillary applications that may be developed by Company including but not limited to mobile devices and applications:

a) GATIS (global Asset Tracking and Identification Device)

b) StudentConnect (Student safety and Class attendance monitoring system)

c) WetWinds, Russia

Dedicated Locally Hosted Platform

The development of a hosted solution in the Russian domain to be located in Moscow

1. Application Server (windows)

2. Oracle Database server

GLONASS Integration

Company will modify its hardware to use the GLONASS GPS Receiver for the Russian market and regional territory.

Language, Translation and Rights to Trademarks & Logo's

—	Translation of the system, platform, manuals and all other materials related to both product and software to the Russian language.

—	The right to use, transfer, sub-licenses the logo, trademark and all product and service marks of the EarthSearch product and services to other distributors.

—	The development of multiple market databases, geo code and map data information for Master Distributor in Russia.

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Dedicated FTP Server

—	Proprietary FTP Access to software (for sub-Licensing and local hosting).

—	Master Distributor shall have access and the ability to download and host software on local server for its clients

—	Master Distributor shall notify Company each time it shall require the installation of the software on a client's dedicated local server

—	Company shall provide appropriate technical and installation support for Master distributor

—	Company shall provide hosting service of all platforms in the local URL of the Master Distributor market, example: www.Master Distributor.ru

Hardware and Software Training and Support.

—	Company shall provide continuous training to Master Distributor for a period of 6 months. Training will commence promptly upon the execution of this Agreement

—	In the event that Company shall send personnel and other employees to visit with Master Distributor, Master Distributor shall be responsible for travel and accommodation including an agreed fee for period that Company's employee shall be at Master Distributors facility.

—	Master Distributor shall provide its own database administrator to manage the database provided under the licensing agreement

—	EarthSearch shall provide level II technical support to Licensee 7 days a week between the hours of 5:00am EST to 12:00am EST. Technical support service shall comment upon the purchase of the initial minimum inventory required under this Master Distributor agreement.

Certification of Hardware and Release of Source Codes

EarthSearch shall provide all the necessary support required to make appropriate

Hardware changes that may be required by Master Distributor for the delivery of services required by its customers in the territories described in the agreement. EarthSearch shall provide to Master Distributor the costs and fees associated to make the changes requested and Master Distributor shall have obligation to pay the cost of changes made to the hardware.

EarthSearch shall at the request of the Master Distributor and in support of its efforts to secure Certification of product and software in Russia, agree to provide copy of the source codes to the Russian Government security agency under a confidentiality and non-compete agreement that shall be executed by the Government for the review of software and for security purposes only.

Software and Hardware Customizations

At the request of the Master Distributor EarthSearch shall provide custom solution and designs for Master Distributor and/or its clients. Master Distributor shall complete Company's Software Requirement Specification (SRS) or Hardware Specification Design (HSD) form, with detail project description. EarthSearch shall provide engineering support for system design to complete special project requested by Master Distributor and or its clients. Software development beyond the scope of functionality modification shall be charged directly to Distributor

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Right to Private Label Software for Clients

This agreement grants Master Distributor the right and privileges to private label the software for 3rd party clients and customers within the exclusive territory described under the agreement. All clients granted private label platform must at all times display the following information on the software " Powered by Komtelecom/EarthSearch"

(E)	Terms of the Master Licensing agreement

(i)	Company shall provide Master Distributor product pricing at reseller pricing that shall be 20% discounted from EarthSearch standard distributor pricing.

(ii)	Master Distributor may create its own pricing structure and disregard EarthSearch prices.

(iii)	Company shall Deliver a Master Software with access to set up end user clients and General Distributors

(iv)	Company shall provide platform with local Russian language of Master Distributor market

(v)	A one week hardware and software training at Master Distributor facility. Master Distributor shall be responsible for travel and accommodation. Or at Company's facility for employees of Master Distributor

(vi)	The software shall be Private labeled for Master Distributor

(vii)	Company shall refer any potential inquiries by distributors or customers to Master Distributor.

(viii)	Any current distributors or customers within the territory currently served by Master Distributor shall be referred to Master Distributor for future support and product sales.

(ix)	Master Distributor may design its own policies regarding sales, pricing and billing purposes.

(x)	Company shall bill to Master Distributor all hosting charges plus 15% administrative fees charged in the local Master Distributor market.

(F)	EarthSearch shall provide all necessary technical and administrative support required to support Master Distributor to meet any and all regulatory requirement in the local market and/or for certification of devices and equipment described in the agreement or offered by EarthSearch now or in the future through Master Distributor.

Pricing and Billing

(G)	Master Distributor will purchase EarthSearch Communications hardware, GATIS (Global Asset Tracking ID System) subscription and other services at the applicable Master Distributor pricing described in Exhibit A.

(H)	Master Distributor payments for purchases of hardware, devices, accessories, system or services, will be based on terms established by EarthSearch Communications Senior Management, prior to the acceptance of 'any' order from the Master Distributor . EarthSearch retain the right to determine terms of payment acceptable from Master Distributor which shall be either "Wire Transfer" or other "Terms" established by EarthSearch

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(I)	EarthSearch Communications will invoice Master Distributor for products and services ordered at the Master Distributor prices described in Exhibit A. Master Distributor shall be responsible for billing its distributors and subscribing customers and at prices it may establish at its own discretion.

(J)	Company shall bill Master Distributor quarterly for all charges and payments due for software usage, customization of software, hosting services and all other services provided.

(K)	EarthSearch will charge US$80 .00 per hour for software customization

(L)	Hardware customization will be quoted on a project by project basis.

Software Fees: Licensee shall commence payment of $125,000.00 due to the Company for GATIS software delivered to Licensee in February 20] 2. Initial payment of $25,000 shall be made at execution of this agreement and two additional installment payments of $50,000 to be made in 30 day and 60 days respectively.

Local Certification Fees: Licensee shall be responsible for all certification fees required to operate the LogiBoxx solutions in Russia

2.	Term

(A)	This Agreement will remain in effect for a term of 60 months from the date last executed below, and may be terminated by EarthSearch Communications or Master Distributor at any time with 90 days prior written notice. First year minimum product purchase commitment by licensee will be $250,000 plus services and other development costs. Upon completion of local certification and beginning in the 2nd year through the 5th year the minimum annual product purchase commitment shall be $1,000,000.00 per year plus services and other fees. Upon expiration of the initial term , the agreement will extend for an additional term at the end of which shall continue on a "month-to-month" basis until renewed or canceled by either party on 30 days prior written notice. Such initial 60-month period, renewal or any monthly period thereafter is referred to as the "Term."

(B)	Notwithstanding the foregoing:

(i)	Either party may terminate this Agreement immediately if the other party has breached this Agreement and failed to cure such breach within 30 business days after written notice thereof is provided to the breaching party.

(ii)	In the event of a sale, acquisition or merger the company shall include clauses that will protect the continued operation of the partners relationship with the company regarding continued sale of company's products and/or continued receipt of commission related to existing customers or new accounts so long as the partner continued to provide service and support to such clients.

3.	Confidentiality

(A)	Definition — "Confidential Information" means any non-public technical or business information of a party, including, without limitation, any information relating to a party's techniques, know-how, current and future products and services, research, engineering, designs, financial information, procurement requirements, manufacturing, customer lists, business forecasts, marketing plans and information and the specific terms and conditions of this Agreement. "Confidential Information" will not include any information that (a) - is or becomes generally known to the public through no fault or breach of this Agreement by the receiving party; (b) – the receiving party can demonstrate by written evidence was rightfully in the receiving party's possession at the time of disclosure without an obligation of confidentiality; (c)- is independently developed by the receiving party without use of or access to the disclosing party's Confidential Information; or (d) - the receiving party rightfully obtains from a third party not under a duty of confidentiality and without restriction on use or disclosure.

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(B)	Non-Use and Non-Disclosure — The receiving party agrees not to use the disclosing party's Confidential Information for any purpose except as necessary to fulfill the receiving party's obligations under this Agreement. The receiving party agrees not to disclose any of the disclosing party's Confidential Information to third parties or to employees or contractors of the receiving party, other than to those of its employees or contractors who are required to have access to such information in order to fulfill the receiving party's obligations under this Agreement and who have agreed in writing to maintain such information in confidence in accordance with terms no less restrictive than those imposed on the receiving party under this Section 5.

(C)	Maintenance of Confidentiality — The receiving party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the disclosing party's Confidential Information. Without limiting the foregoing, the receiving party will take at least those measures that it takes to protect its own information of a like nature (and in no event less than reasonable measures). The receiving party will immediately notify the disclosing party in the event of any unauthorized use or disclosure of the disclosing party's Confidential Information.

(D)	Return of Confidential Information — Upon termination of this Agreement, each party will return to the other party all copies in its possession or control of the other party's Confidential Information or, at the sole discretion and direction of the other party, will destroy all copies of the other party's Confidential Information in its possession or control.

(E)	Mandatory Disclosure — The receiving party may disclose the disclosing party's Confidential Information in response to a valid order by a court or other governmental body; as otherwise required by law, or as necessary to establish the rights of either party under this Agreement, provided that the receiving party notifies the disclosing party of such requirement prior to disclosure and gives the disclosing party to seek any applicable protective measure to limit or prohibit such disclosure.

(F)	Remedies — The parties agree that any violation of threatened violation of this Section 5 will cause irreparable injury to the disclosing party, entitling the disclosing party to seek injunctive relief in addition to any and all legal remedies the disclosing party may have.

4.	Non- Compete

(A)	The Master Distributor hereby acknowledges that the Confidential Software and Hardware information including design, source codes, business logic are highly confidential, and undertakes that, as long as it shall use the software it shall not share disclose, seek to duplicate, replicate, seek to copy or attempt to create similar software application it (i) shall treat and maintain the Confidential Software and Hardware Information as confidential, utilizing the same degree of care the Recipient uses to protect its own confidential information; (ii) shall not disclose the Confidential Software and Hardware Information to any third party investor, developer, competitors of EarthSearch or otherwise whether or not for consideration without the written consent of the Disclosing Party; and (iii) shall not use the Confidential Software and Hardware Information any purpose other than the limited purpose mentioned in the agreement and without the written consent of Disclosing Party;

(B)	The Confidential Software and Hardware Information and all rights, title and interest therein will remain at all times the exclusive property of EarthSearch, any of its subsidiary companies and/or any other affiliates of EarthSearch. Nothing hereunder may be construed as granting any right, warranty or license by implication or otherwise under patent , copyright, know-how or design rights, concepts or other form of protection of industrial or intellectual property, or as creating any obligation on the part of EarthSearch to enter into any business relationship whatsoever with Master Distributor.

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(C)	During the Agreement Period, the Master Distributor hereby, agrees that they shall not, for themselves, or on behalf of any other Person, directly or indirectly, without written consent of EarthSearch:

(i)	Contact any supplier or customer of EarthSearch or aid, abet or assist any other Person in contacting any supplier or customer of EarthSearch, for the purpose of initiating, engaging in or furthering competition with the Business of EarthSearch;
(ii)	Use third-party devices on any EarthSearch platform;
(iii)	Develop, design, manufacture, sell or solicit for sale or lease products including computer programs, codes and documentation similar in concept or function to those sold/licensed by EarthSearch pursuant to the Agreement.

5.	Intellectual Property Rights

(A)	Trademark License — EarthSearch hereby grants a non-exclusive, royalty-free, non-transferable, non-assignable, limited license to Master Distributor to use EarthSearch trademarks, services marks, logos and trade names (each, a "Mark") solely in the Territory in connection with the fulfillment of Master Distributor 's obligations under this Agreement. EarthSearch will provide Master Distributor with promotional materials related to the Products. Master Distributor will not alter any promotional materials provided by EarthSearch or any part thereof without EarthSearch prior written consent. Master Distributor may create promotional materials related to the Products and may distribute such promotional materials only upon receipt of EarthSearch's prior written consent thereto. Master Distributor must provide EarthSearch with sample copies of any such promotional materials. Master Distributor will display any applicable notice of EarthSearch ownership of any Mark in each instance of a use of such Mark. Any use of a Mark by Master Distributor will be subject to EarthSearch trademark usage policy, as may be amended from time to time. All use of any Mark will inure to the benefit of EarthSearch.

(B)	Ownership — EarthSearch hereby retains any and all intellectual property and other proprietary rights in and to all EarthSearch products, all services related thereto and the Marks. Nothing in this Agreement will be construed to provide Master Distributor with any intellectual property or other proprietary rights in or to any portion of the System or Mark. Master Distributor will not disassemble (except as necessary for the sole purpose of routine service or maintenance) or reverse engineer any portion of the System (including the LogiBoxx, RFSeal, TrailerSeal, TID and Mobile Manager products and related software) without the prior written consent of EarthSearch.

6.	Injunctive Relief — Master Distributor acknowledges that any breach of Section 5, 6, or 7 of this Agreement will give rise to irreparable injury to EarthSearch or clients of EarthSearch, inadequately compensable in damages. Accordingly, EarthSearch may seek and obtain injunctive relief against the breach or threatened breach of the foregoing, in addition to any other legal remedies, which may be available. Master Distributor further acknowledges and agrees that the covenants contained herein are necessary for the protection of EarthSearch legitimate business interests, including EarthSearch's trade secrets, valuable confidential business or professional information, substantial relationships with existing and prospective Customers, and Customer goodwill, and that the covenants are reasonable in scope and content.

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7.	Representations and Warranties

(A)	Mutual Warranties — Each of the parties hereby represents and warrants, solely for the benefit of the other party, that (b) such party has the right and authority to enter into and fully perform this Agreement, and (b) such party is not violating any other agreement with any other party or third party by entering into this Agreement.

(B)	By Master Distributor — Master Distributor represents and warrants as follows:

(i)	It will not alter or misbrand any System or portion thereof, or any other product or service it acquires from, or installs on behalf of, EarthSearch;

(ii)	It has such manpower, facilities, support and services as may be required to perform its obligations hereunder; and

(iii)	It will not violate any applicable law or regulation in the course of its performance of its obligations under this Agreement.

8.	Independent Contractor

(A)	The parties' intend that for purposes of this Agreement Master Distributor, its Sub-Master Distributor s and agents will be an independent contractor of EarthSearch, and that neither Master Distributor nor any of its Master Distributor s, independent contractors, assistants or employees are Master Distributor s, independent contractors, assistants or Master Distributor s of EarthSearch, nor will EarthSearch and Master Distributor be deemed to be partners or co-ventures. Master Distributor will, at its sole expense, hire and pay wages of all administrative employees in the operation of its facilities and business; that they will be under Master Distributor 's sole direction and control. Master Distributor will bear and be exclusively liable for the payment of any and all withholding taxes, premiums on all insurance, contributions and taxes for workers, benefits and pensions, and deductions from income with regard to Master Distributor 's fees paid pursuant to this Agreement and any compensation paid to its Master Distributor s, independent contractors and employees, and will indemnify and hold EarthSearch, its shareholders, officers, directors, independent contractors, Master Distributor s and employees harmless from and against same.

(B)	Master Distributor will not have authority to bind EarthSearch unless such authority is specifically granted in writing by the President of EarthSearch. Nothing in this Agreement will be deemed or construed to create a partnership, joint venture or formal business organization between EarthSearch and the Master Distributor , or to cause either party to be responsible in any way for the debts, liabilities or obligations of the other party. The Master Distributor will at all times represent truthfully and accurately the true business relationship between Master Distributor and EarthSearch and not make any false or defamatory claims about EarthSearch, its products, services, rates, employees, directors, officers or shareholders.

9.	Indemnification — Master Distributor will indemnify, defend and hold EarthSearch, its officers, directors, Master Distributor s, employees or independent contractors, harmless from and against any claim, loss, liability or expense, including reasonable attorney's fees ("Claim"), to the extent that the Claim is caused by, arising from, incident to, or growing out of Master Distributor 's breach of this Agreement. EarthSearch will indemnify, defend and hold Master Distributor harmless from and against any Claim arising out of EarthSearch's breach of any provision of this Agreement.

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10.	Miscellaneous

(A)	Entire Agreement — This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter. The recitals contained in the "WHEREAS" clauses, along with Exhibit A attached hereto, are material provisions of this Agreement and are hereby incorporated in to this Agreement.

(B)	Amendment — This Agreement may be amended only in writing signed by all of the parties, except as otherwise provided in this Agreement.

(C)	Waiver — To be valid, a waiver must be in writing and signed by all parties hereto.

(D)	Counterparts — This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile signatures will be treated in all respects as if such signatures were the original signatures, and will constitute acceptance of the terms and conditions set forth herein.

(E)	Survival — All of the obligations of the parties, including all covenants, agreements, indemnities, representations and warranties (to the extent not performed at Closing) will survive Closing, and will not merge at Closing.

(F)	Assignability — Master Distributor may not assign its rights or obligations hereunder. EarthSearch may assign its rights and/or obligations hereunder to an affiliate of EarthSearch or to a third party in conjunction with a merger of EarthSearch, a sale of all or substantially all of the assets of EarthSearch or a change of control of the ownership of EarthSearch. This Agreement will be enforceable by, and will be binding upon, the parties hereto and their heirs, representatives and permitted successors and assigns.

(G)	Notices — Any notice given hereunder will be in writing, and will be delivered to the parties at the addresses set forth in the first paragraph of this Agreement (or as the parties may specify by due notice to the others). Notices will be effective when received at the recipient's location (or when delivered to that location if receipt is refused). Notices given by facsimile transmission will be presumed received at the time indicated in the recipient's automatic acknowledgement. Notices given by FedEx or other recognized overnight courier service will be presumed received on the following business day. Notices given by certified mail, return receipt requested, postage prepaid, will be presumed received three business days after the date of mailing.

(H)	Headings; Interpretation — The headings in this Agreement are solely for convenience of reference and will be given no effect in the interpretation of this Agreement. In each case where EarthSearch consent is required hereunder, such consent may be granted or withheld in EarthSearch sole and absolute discretion. The parties agree that the rule of construction requiring a contract to be interpreted against the party that drafted the contract will not be applied in any interpretation of this contract, as all parties participated equally in the drafting of this Agreement.

Separability — The invalidity or unenforceability of any provision of this Agreement will not impair the validity or enforceability of any other provision.

Governing Law; Fees and Expenses — This Agreement will be governed by the laws of Delaware. Each party irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Delaware in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this agreement or the subject matter hereof may not be enforced by such courts. If any dispute or legal proceeding arises out of the transactions contemplated hereby, the substantially non-prevailing party in such dispute or legal proceeding will reimburse the substantially prevailing party for all fees, costs and expenses (including, without limitation, attorneys' fees and court costs) incurred by the prevailing party in connection with such dispute or legal proceeding.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers the day and year written indicated below.

EARTHSEARCH COMMUNICATIONS, INC.

Signature:	/s/ Kayode Aladesuyi

Name:	Kayode Aladesuyi

Title:	Chairman/CEO

Date:	05/25/2012

JSC KOMTELECOM-T

Signature:	/s/ Boris Kunin

Name:	Boris Kunin

Title:	CEO

Date:	05/25/2012

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Master Distributor Pricing

PRODUCT / SERVICE
HARDWARE	MSRP	100-499	500+

LogiBoxxTM	$615	$319	$299

Solar Powered LogiBoxxTM	$765	$499	$449

HALOTM (GPS Only)	$279	$210	$199

TrailerSeal	$699	$399	$375

RFSeaI	$180	$150	$145

TID (Trailer Identification Device)	$45	$30	$27

PID - (Active Personal ID Tag)	$35	$21	$20

RF Temperature Sensor	$250	$188	$184

Door Sensor	$55	$35	$33

Fuel Sensor
Tanker Trailer — Mechanical	$350	$269	$249
Tanker Trailer — Sonar	Available upon request	Available upon request	Available upon request
In Ground Tank	Available upon request	Available upon request	Available upon request

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Master Distributor Pricing

PRODUCT / SERVICE
HARDWARE	MSRP	100-499	500+

Handheld Scanner
ES3001H -- RFID, Bluetooth, WiFi, camera	$1,700	$1,300	$1,200
ES3001HA -- RFID, Bluetooth, WiFi, GPS, camera	$1,900	$1,450	$1,400
ES3001HE -- RFID, Bluetooth, WiFi, Camera, 1D Barcode	$1,900	$1,450	$1,400
ES3001HB -- RFID, Bluetooth, WiFi, GPS,GPRS, camera	$2,000	$1,500	$1,450
ES3001HC -- RFID, Bluetooth, WiFi, GPS,GPRS, Camera, Barcode 1D	$2,400	$1,725	$1,675
ES3001HD -- RFID, Bluetooth, WiFi, GPS, GPRS, Camera, Barcode 1D, 2D	$2,500	$1,775	$1,725

RF Reader Passive with WMS
Item #6134 -- With Up to 4 External Antennas	$950	$532	$494
Item #6011A -- With Built in Linear Antenna	$885	$434	$403
Item #601l B -- With Built in Circular Reader plus adapter	$885	$434	$403

RF Reader Passive (Wi-Fi enabled)
Item #6134 -- With Up to 4 External Antennas	$1,150	$644	$598
Item #6011A -- With Built in Linear Antenna	$975	$546	$507
Item #6011B -- With Built in Circular Reader plus adapter	$975	$546	$507

RF Wireless Antenna — (for Model 6134)
MR6511—Linear	$220	$126	$122
MR6528C — Circular	$190	$108	$104

Mobile Manager
With Satellite modem (Commercial)	$1,280	$736	$720
With Satellite modem (Industrial)	$1,600	$880	$840

Without Satellite modem (Commercial)	$599	$376	$368
Without Satellite modem (Industrial)	$739	$480	$460

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INTERNATIONAL DISTRIBUTOR DATA HOSTING AND SOFTWARE LICENSE FEES PER DEVICE

—	All Devices utilizing Regular GPS plans (No RFID application) - $4 per month/device (1MB) / $6 per month /device (2MB)

—	All Devices utilizing RFID application with LogiBoxx GPS - $8 per month/device / $12 per month/device (2MB)

—	All Data Services Clients utilizing a Web Services Application - $3.50 per month/device

—	All custom development requested by end user client are billed at $80.00 per hour. (No charges for minor software modifications)

—	Distributor commission on software development: 25% Project Design Fees charged to clients of Licensee-- 50% commission

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